Exhibit 10.66

Maximum Guarantee Contract

China Citic Bank Inc,

Maximum Guarantee Contract

Guarantor: Ningbo Litong Petrochemical Co., Ltd (hereinafter refereed to as the Party A)

Address: Room no 312, 12 building, Xifang area , Dagang, xonhuajiang road, Xinqi sub district, Beilun district, Ningbo city, Zhejiang province,

Post code: 315000

Tel: 86232616

Fax: 86232616

Legal representative: Liangcai Zhu

Opening bank and account no: Ningbo economical and development zone branch, agriculture bank, 39202001040007670

Creditor: China Citic Bank Ningbo branch, (hereinafter refereed to as the party B)

Address: no 36, zhengming road, Haishu district, Ningbo city, Zhejiang province

Post code: 315010

Tele: 0574-87731188

Fax:
Legal representative/ Principal : Nianlu Xia

The contract signing location: Beilun Ningbo

Signing date: 15th Apr, 2011

Based on the provisions of the Guaranty Law , contract law of the Peoples Republic of China and other related applicable law and regulations. To make sure Party B will have several creditor’ right (hereinafter referred to as main creditor right)  with debtor--- Ningbo Keyuan Plastics Co., Ltd (hereinafter referred to as “contract debtor) continuously during the contract period in terms. Party A is willing to provide guarantee to Party B  the maximum guarantee amount, both parties signed the contract after mutual agreements as follows:

Article 1 Definition

1.1 The maximum guarantee: means party A and B to fix a maximum amount for the debtor ‘s many debts in a certain period, and party A will guarantee the Party B the debtor will perform the debt within maximum amount. The maximum is the total sum for all the debts( and potential debts) for debtor to take care.

Article 2 The guaranteed main creditor’s right

2.1 The guaranteed main creditor’s right is a serial of creditor’s right happen after party B to credit to debtor since 15th of Apr of 2011 to 15th of Apr of 2014, including but not limited to all kinds of loans, bills, guarantee letter, credit care and other kinds of bank business.

2.2 The guaranteed main creditor’s right maximum amount is 220,000,000 RMB, if party A to perform the guarantee obligation based on this contract, the maximum amount will be deducted according to the performed amount.

2.3 Within the confirmed period and maximum amount, the contract, agreement and other legal documents between party B and debtor to form a debt and creditor’s right relationship will be the main contracts.

Article 3 Guarantee method

3.1 The guarantee method for party A is joint liability, if a single debt under the main contract is expired , but debtor did not perform the payment liability or partial liability, the Party B has the right to file a claim for recovery to Party A directly.

3.2 When the debtor does not perform the debt based on the main contract, no matter if the party B has other guarantee for the creditor’s right under the main contract( including but not limited to promise, mortgage, pledge, guarantee letter, the standby letter of credit etc), party B shall have the right to ask party A to take guarantee responsibility within the scope.

Article 4 Guarantee period

4.1 The party A ‘s guarantee period is 2 years, means the two years after the expiry date of debtor’s debt period stipulated in the contract. Each detailed debt’s guarantee period will be calculated separately.

4.2 If the debt expired in advance based on the requirement of law, regulation or main contract or the stipulation of both party’s agreement, the date for expiry date in advance is the expiry date for debt period.

4.3 If the business under the contract is LC or acceptance bill or guarantee letter, the period is starting from two years since the advance payment, it is advance payment in several times, the period is starting from each date of advance payment.

Article 5 Scope for guarantee

5.1 Under the main contract, the guarantee’s scope for Party A is debt capital, interest, overdue interest, punitive interest, compound interest, liquidated damages, compensation for damages, the fees for party B to achieve the creditor’s right ( including but not limited to litigation fee, arbitration fee, attorney fee(within 10% of main creditor’s right amount) ,trip fee, , appraisal fee, assessment fee, auction fee, transfer fee, preservation fee, announcement fee, executive fee etc) and all due fee.

Article 6 Party A’s statement and guarantee

6.1 Party A is a legal person or other organization established according to the law of people republic of China, and have the capacity for civil rights and behavior ability to sign and perform contract, can solely take civil responsibility, and party A has obtained all approval and authorized to sign the contract.

6.2 Party A fully understand and agree all the clauses in the main contract, and willingly to  provide the guarantee for creditor, and all the expressed meaning under the contract is true.

6.3 The establishment of the guarantee will not get any restrict and cause any illegal situation.

6.4 All the documents, report and statement provided by party A shall be legal, true and accurate and complete, except the information expose to party B, party A does not hold other material debt( potential debt), breach, litigation, arbitration which may affect the contract or other big issue to influence the capital to party B.

Article 7 Party A’s right and obligation

7.1 Party A should provide party B with legal documents which can prove its legal identity.

7.2 During the contract period, if party A changed its legal person name, legal representative, project manager, address, telephone, fax etc, should inform Party B in writing in 7 days after changing.

7.3 When the expiry of debt’s deadline or expiry in advance , if debtor did not pay the capital and interest under the contract provision, the party B has right to ask party A to pay off directly, party A will not have any reason to reject any claim from party B, and waive the right of defense in the article 22 of (law of warranty).

7.4 It is party A’s obligation to provide balance sheet and all report for external guarantee, and provide the party B with which really reflect the financial progress report and other documents in regular basis or any time per party B’s request.

7.5 During the contract period, the following things happened including but not limited to share transfer, reorganization, merger, separation, stock system reform, joint venture, cooperation, association, contracting, lease,  operation scope change and registered capital change, material capital transfer and other issues may cause or effect its ability to guarantee for party A, should inform the party B in writhing 30 days ahead.

7.6 During the contract period, if the following circumstance happen to party A (including but not limited to): closure, suspension, application or announce bankrupt, dissolve, the license was suspended , revoked, the financial situation deteriorate, or any issues about sue, arbitration, criminal and executive penalty, or other issue may effect party’s ability to guarantee, should inform Party B within 3 days if the above mentioned situation happened.

7.7 During the contract period, if party A intend to provide the guarantee to third party, can not damage party B’s interest.

7.8 During the contract period, if party A has the issues which stipulated in article 7.5 and 7.6, party A will promise to properly fulfill all the guarantee obligation under the contract and provide the detailed plan to perform the obligation,

7.9 If the debtor does not pay off the debt or partial debt under the contract( including the debt expired in advance based on the requirement of law, regulation or main contract or the stipulation of both party’s agreement),  and party B require party A to take the guarantee responsibility , once party A receiving the informing letter from party B, party A will make the payment based on party B’s requested amount and method to pay off the debt in the contract.

7.10 If the party A  fails to pay off the debt based on article 7.9, party A authorize party B to withdraw capital from the guarantor’s account at party B’s bank or party b can dispose the party’s property and property right which party B legally own and manage, to pay off the debt under the contract. While party B is withdraw the capital from party A’s account, if the currency is different with main contract’s creditor’s right currency, will be calculated based on party B’s listing foreign currency exchange rate.

7.11 If there is third party to take the guarantee for debt under the contract, party A still need to take the guarantee responsibility based on article 3 in the contract.

Article 8 Party B’s right and obligation

8.1 If party B to transfer all the creditor’s right under the contract to third party , should inform party A in writing when transfer contract is signed.

8.2 If party B sign a detailed business contract for detailed credit under the main contract with debtor, no need to inform party A.

8.3 If the debtor does not pay off the debt or partial debt under the contract( including the debt expired in advance based on the requirement of law, regulation or main contract or the stipulation of both party’s agreement),it is party B’s right to ask party A to take the guarantee responsibility under the contract.

8.4 Party B should keep confidential for all party A’s data, file and information, but except those are required by law to expose.

Article 9 Liability for breach of contract

9.1 When the contract is valid, both party A and B should perform the obligation in the contract, if any one does not perform or only perform partial obligation in the contract, should take related liability for breach the contract, and make compensation for other party’s loss.

9.2 If the state and guarantee made by party A in article 6 of the contract is not real not accurate and incomplete, or make other party misunderstanding, thus cause party B’s loss, should make compensation for party B.

9.3 If the contract is invalid due to party A’s fault, party A should make the compensation for all party B’s loss within the guarantee scope.

9.4 During the contract period, if the one of the following happen, party B has the right to ask party A to take guarantee responsibility or take according legal measures to party A’s property or property’s right based on article 7.9 and 7.10:

9.4.1 Any one of main contracts expired but party B does not get paid off.

9.4.2 Any debt expired in advance based on the requirement of law, regulation or main contract or the stipulation of both party’s agreement, but party B does not get paid off.

9.4.3 If party B has material finance loss, capital loss or capital loss due to guarantee, or other finance crisis, would not be able to provide guarantee or the guarantee provided can not satisfy party B.

9.4.4 There is crisis in operation and finance in the controlling share holder from party A’s side or other related companies, or there is material transaction between party A and controlling share holder and other related companies, therefore effect party A’s normal business, would not be able to provide guarantee or the guarantee provided can not satisfy party B.

9.4.5 There is harmful change in the party A’s industry, would not be able to provide guarantee or the guarantee provided can not satisfy party B.

9.4.6 The managing staff from party A are suspected corruption, bribe, fraud or illegally running business, would not be able to provide guarantee or the guarantee provided can not satisfy party B.

9.4.7 Party A did breach the contract with other creditors, would not be able to provide guarantee or the guarantee provided can not satisfy party B.

9.4.8 Party A has business closure, suspension, application or announce bankrupt, dissolve, the license was suspended , revoked.

9.4.9 Party A to breach the article 7.8 of the contract, fail to take all guarantee responsibility, or the plan to take the obligation can not satisfy party B;

9.4.10  Other issues from party A to harm, damage or potentially harm and damage party B’s interest.

Article 10 The right’s accumulation

10.1 The right for party B under the contract is accumulative, will not affect and exclude party B’s other right to party A based on law and other contract. Unless party B’s written confirmation, party B does not exercise, or exercise partially or delay to exercise, does not mean to give up or partially give up the right, and will not effect and stop party B to carry on exercising and to exercise other rights.

Article 11 The continuity of the obligation

11.1 Under the contract, party A’s all obligation and joint responsibility is continuous, will have the same constrain for it successor, receiver, assignee, and the organization after merger, reorganization and title changed, will be free from the impact of any dispute, claim, and order from authority and any contract or files signed between main creditor and any natural person or legal person, and will not be changed due to debtor’s bankruptcy, insolvent, disqualification, constitution reforming and any other material changes.

Article 12 Miscellaneous clauses

If any conflict, will be subject to this clause

Article 13 Applicable law

13.1 The contract is governed by law of people republic of china.
Section fourteen, the settlement of dispute

14.1 If any dispute for the contract or regarding to contract, both party should try to settle by negotiation, if failed, both parties agree to use the 2nd way to revolve.

1. Apply arbitration to committee
2. Sue to the court at party B’s domicile.

Article 15 Effectiveness of the contract

15.1 The effectiveness of the contract is independent with main contract, will not be invalid while main contract become invalid, party A’s joint responsibility will still remain if the main contract is confirmed to be invalid, (including but not limited to return and compensate the loss).

15.2 If some article of contract or some content of article is or will be invalid, the invalid article or the invalid part will not affect the effectiveness of the contract and other article or other content of article.

Article 16 The contract’s effectiveness, change and termination

16.1 The contract will take effect after the legal representative of  party A or agent with party B’s legal representative or person in charge or legal agent to stamp(sign or stamp name seal) and stamp the official seal /contract special seal.

16.2 When the contract is valid, except as otherwise noted, both parties can not change or terminate the contract without authorization, if do need to change or terminate, the mutual consent and written agreement is needed.

Article17  Others

17.1 Party A and B can have a written proposal separately for all unaccomplished matters as the attachment of contract, all the attachment, revision and supplement will be regarded as a part of contract, sharing the same legal right with contract.

17.2 For all the notice, request and other communication sent from party B to party A concerning the contract, including but not limited to telex, telegraph and fax, once sent will be regarded as to be delivered to party A, third day of mailing the registered letter will be deemed as delivered to party A, if it is sent by a specific man, the date of signing by receiver will be deemed as delivered.

17.3 4 Copies for contract, party A takes one copy, and party B takes three copies.

17.4 party B has taken reasonable method to remind party A all the responsibility waiving and restricting clauses, and fully explaining the related clauses per party A’s request, there is no conflicts in both parties’ understanding in this contract.

Party A： Ningbo Litong Petrochemical Co., Ltd  ( Common Seal or Special Seal)

Legal Representative ( seal ) Liangcai Zhu
(or Entrusted Agent)

Party B： China Citic Bank Ningbo branch ( Common Seal or Special Seal)

Legal Representative (seal) Nianlu Xia
(or Entrusted Agent)